Exhibit 10.1

Certain information has been excluded from the exhibit because it is not material and would likely cause competitive harm to the company if publicly disclosed. [***] indicates the redacted confidential portions of this exhibit.

SECOND AMENDED AND RESTATED DISTRIBUTION AND SUPPLY AGREEMENT

October 13, 2017

This Second Amended and Restated Distribution and Supply Agreement (the “Agreement”) is entered into on October 13, 2017 (the “Agreement Date”), by and between Skin and Wound Allograft Institute, LLC, a Virginia limited liability company (“SWAI”), and Soluble Systems, LLC, a Virginia limited liability company (“Distributor”), and shall be effective as of the Closing Date (as defined below) (the “Effective Date”). SWAI and Distributor are referred to herein together as the “Parties” and each individually as a “Party”. In the event the Closing (as defined below) does not occur on or before December 31, 2018, this Agreement will be void and of no force and effect.

WHEREAS, SWAI historically has marketed and distributed cryo preserved human skin allograft with both epidermis and dermis (“Allograft”), unbranded and under the brand name Readigraft®, to the Burn Market;

WHEREAS, SWAI and Distributor are party to that certain Distribution Agreement effective as of February 1, 2010, as previously amended by a First Amendment dated December 26, 2010, a Second Amendment dated October 1, 2012, a Third Amendment dated October 30, 2014, a Fourth Amendment dated May 29, 2015, and a Fifth Amendment dated as of May 10, 2017 (collectively, the “Original Agreement”);

WHEREAS, SWAI and Distributor are also party to that certain Amended and Restated Distribution Agreement dated as of May 10, 2017 (the “First A&R Agreement”), which has not taken effect as of the Agreement Date;

WHEREAS, the Parties desire that this Agreement, as of the Agreement Date, supersede in its entirety the First A&R Agreement, that the Original Agreement terminate upon the timely consummation of a Triggering Event Transaction and that this Agreement simultaneously come into effect upon the timely consummation of a Triggering Event Transaction to govern the strategic relationship pursuant to which Distributor will, following Closing, market and distribute the Allograft, with specific product specifications and packaging for the Wound Care Market, under the brand name TheraSkin® (“TheraSkin”) (the “Product”), on the terms and conditions set forth herein.

WHEREAS, the Parties desire that Distributor distribute the Product to customers in the Wound Care Market following the Closing. So as to be clear, the Product is to be marketed and distributed by Distributor to the Wound Care Market, but not to the Burn Market.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1 “Actual Units” shall have the meaning given such term in Section 9.2

1.2 “Affiliates” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interests of such Person.

1.3 “Agency” means any governmental or regulatory authority in the Territory, including the FDA.

1.4 “Agreement Date” shall have the meaning given such term in the preamble of this Agreement.

1.5 “Agreement Modification Fee” shall have the meaning given such term in Section 3.1.

1.6 “Allograft” shall have the meaning set forth in the first recital to this Agreement.

1.7 “Alternate Supply Arrangement” shall have the meaning set forth in Section 9.1(d).

1.8 “Applicable Laws” means all federal, state and local laws, and the rules and regulations of all Agencies, in effect from time to time applicable to the manufacture, processing, storage, labeling, transportation, marketing, promotion, distribution and sale of the Product in the Territory.

1.9 “Assumption of Shipping Responsibility Notice” shall have the meaning set forth in Section 11.3.

1.10 “Base Year” shall have the meaning set forth in Section 9.1(d).

1.11 “Burn Market” means the medical market focused on the treatment and rehabilitation of traumatic burn injuries, excluding chronic wounds (whether or not such wounds resulted in whole or in part from a traumatic burn injury).

1.12 “Business Continuity Plan” means the strategic plan by which SWAI intends to continue to meet its obligations under this Agreement in the event of certain adverse events, incidents or other disasters.

1.13 “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the United States are authorized or obligated to close.

1.14 “Business Plan” means, with respect to each Party for each Calendar Year, the plan developed consistent with the provisions of Sections 10.1 and 10.2.

1.15 “Calendar Quarter” means each of the three (3) consecutive month periods ending on March 31, June 30, September 30, and December 31.

1.16 “Calendar Month” means any whole or partial calendar month during the Term of this Agreement.

1.17 “Calendar Year” means the period from the Effective Date through December 31 of the year in which the Effective Date occurs, and each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.18 “Change of Control”, with respect to any Person (the “Subject Person”), means an event in which:

(a) any other Person or group of Persons (other than a Parent Entity of the Subject Person) acquires beneficial ownership of securities of the Subject Person representing more than fifty percent (50%) of the voting power of the then outstanding securities of the Subject Person with respect to the election of directors of the Subject Person; or

(b) the Subject Person enters into a merger, consolidation, scheme of arrangement or similar transaction with another Person, unless (i) the members of the Board of Directors (or similar governing body) of the Subject Person immediately prior to such transaction constitute more than fifty percent (50%) of the members of the Board of Directors (or similar governing body) of the Subject Person (or a Parent Entity of the Subject Person) immediately following such transaction, and (ii) the Persons who beneficially owned the outstanding voting securities of the Subject Person immediately prior to such transaction beneficially own securities of the Subject Person representing at least fifty percent (50%) of the voting power with respect to the election of directors or managers of the Subject Person immediately following such transaction, or a Parent Entity of the Subject Person beneficially owns securities of the Subject Person representing one hundred percent (100%) of the voting power with respect to the election of directors (or managers) of the Subject Person immediately following such transaction; or

(c) the Subject Person sells to any Person(s), in one or more related transactions, properties or assets (i) representing more than fifty percent (50%) of the Subject Person’s consolidated total assets or (ii) from which more than fifty percent (50%) of the Subject Person’s consolidated operating income for its most recent fiscal year was derived.

For purposes of this definition, a “Parent Entity” of a Subject Person means any Person that acquires directly or indirectly, by merger or otherwise, the equity securities of the Subject Person if the holders of securities that represented 100% of the voting power with respect to the election of directors (or managers) (“Voting Equity”) of the Subject Person immediately prior to such acquisition directly own 100% of the Voting Equity of the Parent Entity immediately after such acquisition and in the exact same percentages as they owned Voting Equity in the Subject Person immediately prior to such acquisition.

1.19 “Closing” means the closing of a Triggering Event Transaction.

1.20 “Closing Date” means the date of the Closing.

1.21 “Competing Product” means any cryo preserved human skin allograft with both epidermis and dermis.

1.22 “Confidential Information” means confidential, non-public or proprietary information that has been or is disclosed or made available by a Party or its Affiliates to the other Party or its Affiliates in connection with this Agreement, including, without limitation, any inventions, discoveries, improvements, developments, ideas, know-how, trade secrets, technical and non-technical data, specifications, formulae, compounds, formulations, assays, methods, processes, techniques, practices, procedures, manufacturing techniques, designs, works of authorship, trade names, logos and other intellectual property, whether or not patentable or protectable by copyright, business and product plans, research and development plans or results, and sales, marketing, financial and pricing information, in each case whether disclosed or made available in visual, oral, written, electronic, graphic or any other form, including in the form of samples, and all copies, reproductions, notes and repositories thereof.

1.23 “Control” or “Controlled” means, with respect to any intellectual property right of a Party, that the Party or its Affiliate owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other Party as provided in this Agreement without violating an agreement with any third party.

1.24 “Credit Agreement” means that certain Credit Agreement dated June 1, 2015 between Distributor and SWK Funding, LLC, as amended.

1.25 “Cure Period” shall have the meaning set forth in Section 19.2(a)(i).

1.26 “Customers” means physicians, hospitals, and any other customers of Product distributed hereunder other than Direct Customers (provided, however, that if and when any Direct Customer agrees to deal directly with Distributor as vendor of record for Product and, in the case of unexpired supply agreements that are not master or group purchasing agreements, to request and consent to an assignment of its supply agreement with SWAI to Distributor such that Distributor then becomes vendor of record for Product distributed to such Direct Customer hereunder, such physician, hospital or other customer, as the case may be, shall immediately and automatically be thereafter deemed a Customer for all purposes hereof).

1.27 “Detailing” means that part of an “in person,” face-to-face sales call during which a Representative, who is fully trained and knowledgeable with respect to the Product, including its Product Labels and Inserts and the use of the Promotional Materials, makes a full presentation of the Product to Customers and potential Customers such that the relevant characteristics of the Product are described by the Representative in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Laws and in a manner that is customary in the industry for the purpose of promoting products similar to the Product. When used as a verb, “Detail” means to engage in a Detailing. For a sales call to constitute a “Detailing,” the Product must be the only product presented during such sales call other than wound care products marketed and sold by Distributor.

1.28 “Direct Customers” shall mean those customers of Product, including the two group purchasing organizations identified as such and any customer purchasing Product through one of such identified group purchasing organizations, that are listed on Exhibit F, each of which has an existing supply agreement with SWAI as of the Agreement Date that expires as of the expiration date for such supply agreement set forth on Exhibit F (provided, however, that if and when SWAI ceases to supply any Direct Customer (whether directly or through a group purchasing organization set forth on Exhibit F) in accordance with Section 3.7, such customer shall thereafter immediately and automatically be deemed a Customer for all purposes hereof).

1.29 “Disclosing Party” means the Party disclosing its Confidential Information.

1.30 “Distributor Indemnified Party” shall have the meaning set forth in Section 16.2.

1.31 “Distributor Intellectual Property” means all intellectual property rights of Distributor and/or its Affiliates worldwide, whether arising under statutory or common law and whether or not perfected, including, without limitation, all (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (c) Trademarks, service marks and trademark and service mark applications including, without limitation, the Distributor Product Trademarks, (d) rights relating to the protection of trade secrets, know-how and Confidential Information; and (e) any divisions, continuations, continuations-in-part, substitutions, extensions, renewals, reexaminations and reissues of the foregoing (as and to the extent applicable) now existing or hereafter filed, issued or acquired.

1.32 “Distributor Product Trademarks” means the Trademark THERASKIN and associated logos of Distributor, and any future Trademarks developed by Distributor or its Affiliates and approved by SWAI (which approval shall not be unreasonably withheld) for use in connection with the Product.

1.33 “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.34 “Excess Amount” means, with respect to each Calendar Year, a dollar amount equal to the positive difference, if any, between (x) Distributor’s actual Gross Profit for such Calendar Year and (y) Target Gross Profit.

1.35 “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.36 “Firm Commitment” has the meaning defined in Article 8.

1.37 “Firm Commitment Units” shall have the meaning given in Section 9.2

1.38 “Force Majeure” has the meaning defined in Section 20.4.

1.39 “Force Majeure Party” means a Party prevented or delayed in its performance under this Agreement by an event of Force Majeure.

1.40 “Forecast” has the meaning defined in Article 8.

1.41 “GAAP” means United States generally accepted accounting principles as modified from time to time.

1.42 “Gross Profit” means, with respect to any Calendar Year, gross profit recognized by Distributor from Net Sales of Product for such Calendar Year which shall mean (i) Distributor’s aggregate sales price of the Product charged to Customers with respect to such Net Sales, excluding all sales taxes and freight charges, less (ii) the cost of such Product charged to Distributor by SWAI, excluding all freight charges.

1.43 “Gross Profit Margin” means, with respect to sales of the Product during each Calendar Year, the ratio of Gross Profit to Net Sales expressed as a percentage.

1.44 “Indemnification Claim Notice” has the meaning defined in Section 16.3.

1.45 “Indemnified Party” means a Person seeking to recover Loss under Section 16.1 or 16.2.

1.46 “Indemnifying Party” means the Party from whom recovery of Loss is sought under Section 16.1 or 16.2.

1.47 “Indemnitee” shall have the meaning set forth in Section 16.3.

1.48 “Initial Term” shall have the meaning set forth in Section 19.1.

1.49 “Knowledge of Distributor” means the knowledge of Distributor’s chief executive officer, and those key employees as defined in accordance with Internal Revenue Service rules and regulations, after inquiry of their direct reports.

1.50 “Knowledge of SWAI” means the knowledge of SWAI’s chief executive officer or equivalent and those key employees as defined in accordance with the Internal Revenue Services’ rules and regulations after inquiry of their direct reports.

1.51 “License” has the meaning defined in Section 14.3.

1.52 “LNH” means LifeNet Health, Inc.

1.53 “Loss” means any and all liabilities, claims, demands, causes of action, damages, loss and expenses, including interest, penalties and reasonable lawyers’ fees and disbursements.

1.54 “Minimum Credit Standards” refers to the minimum required creditworthiness of a counterparty to a Change of Control transaction as of the date of closing thereof which standard shall be as follows: (i) minimum cash on hand of at least $5,000,000, (ii) a current ratio determined under GAAP that is at least 1:1, and (iii) a minimum net worth determined under GAAP of $30,000,000.

1.55 “Minimum Inventory” means a number of units of Product (by size) equal to 90% of the number of units of Product (by size) shipped by SWAI pursuant to this Agreement during the prior four (4) Calendar Months.

1.56 “Minimum Product Price” has the meaning defined in Section 9.1(d)(C).

1.57 “Negotiation Period” has the meaning defined in Section 9.1(d).

1.58 “Net Sales” means, with respect to any Calendar Year, the aggregate net sales of the Product to Customers recognized by Distributor during such Calendar Year determined in accordance with GAAP but expressly excluding freight charges and bad debt allowance or write offs.

1.59 “Noncompeting Product” is any product that is not a Competing Product.

1.60 “Non-fulfillment Notice” shall have the meaning set forth in Section 11.1.

1.61 “Original Agreement” shall have the meaning set forth in the second recital to this Agreement.

1.62 “Original License Agreement” means that certain Trademark License Agreement between SWAI and Distributor dated as of October 30, 2014.

1.63 “Parties” shall have the meaning given in the preamble to this Agreement.

1.64 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.65 “Price Proposal” has the meaning defined in Section 9.1(d).

1.66 “Price Reducing Factors” shall have the meaning set forth in Section 9.1(d).

1.67 “Price Reduction Request” has the meaning defined in Section 9.1(d).

1.68 “Product” has the meaning set forth in the third recital to this Agreement.

1.69 “Product Copyrights” means all copyrightable subject matter, and the copyrights therein, included in the Product Labels and Inserts, the Promotional Materials, and the Product training materials.

1.70 “Product Labels and Inserts” means (i) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with the Product, or (ii) any written material physically accompanying the Product, including Product package inserts.

1.71 “Product Patents” means all current and future United States issued patents and patent applications that (i) are owned or Controlled by either of the Parties during the Term, and (ii) claim the Product or a method of making or using the Product.

1.72 “Product Trademarks” means the (i) Trademark THERASKIN and the registrations thereof, (ii) any other Trademarks relating to the Product and the registrations thereof, (iii) any pending or future trademark registration applications relating to the Product (iv) any unregistered Trademark rights relating to the Product as may exist through use prior to or as of the date hereof, (v) any current or future modifications or variants of any of the foregoing Trademarks, and (vi) any future Trademarks developed by Distributor or its Affiliates and approved by SWAI (which approval shall not be unreasonably withheld) for use in connection with the Product. Product Trademarks specifically exclude the SWAI Trademarks.

1.73 “Promotion” means those activities normally undertaken by a company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular product similar to the Product, including Detailing. When used as a verb, “Promote” means to engage in such activities.

1.74 “Promotional Materials” means all written, printed, graphic material or information to be delivered electronically, other than Product Labels and Inserts, intended for use by Representatives in Detailing and Promoting the Product in the Territory, including visual aids, file cards, premium items, reprints, website content, and any other promotional support items.

1.75 “Qualified Equity Financing” shall mean the consummation and funding (following the Agreement Date) of the sale by Distributor of newly issued membership interests of Distributor which (i) have no mandatory redemption or put features, (ii) which have no mandatory distribution or payment in kind provisions other than for the distribution of income tax generated by allocated income to any member, (iii) which results in new cash proceeds to the Distributor of no less than Twelve Million Five Hundred Thousand Dollars in the aggregate in one or more related equity offerings made in compliance with applicable securities laws and (iv) the proceeds of which are used for general working capital needs of the Distributor and not for the full or partial retirement of funded debt (provided that notwithstanding the foregoing, any proceeds in excess of $12,500,000 may be used for the full or partial retirement of funded debt).

1.76 “Qualified National Shipper” shall have the meaning set forth in Section 11.3.

1.77 “Receiving Party” means the Party receiving Confidential Information.

1.78 “Recipients” has the meaning defined in Section 13.1.

1.79 “Remedial Action” shall have the meaning given in Section 12.5.

1.80 “Renewal Term” shall have the meaning set forth in Section 19.1.

1.81 “Representative” means a sales representative employed or contracted by Distributor or its Affiliates.

1.82 “ROFR Notice” shall have the meaning set forth in Section 9.1(d).

1.83 “Sales Force” means the full set of Distributor Representatives, field sales managers, district sales managers, regional sales managers, national sales managers, trainers, market development specialists, managed care account directors and other members customarily comprising a sales force for products similar to the Product.

1.84 “Sell-Off Period” shall have the meaning set forth in Section 19.4.

1.85 “Services Agreement” has the meaning set forth in Section 3.1(b).

1.86 “Shipping Dock” shall have the meaning set forth in Section 11.3.

1.87 “Shortfall Units” shall have the meaning set forth in Section 9.2.

1.88 “Supply Offer” shall have the meaning set forth in Section 9.1(d).

1.89 “SWAI Indemnified Party” shall have the meaning set forth in Section 16.1

1.90 “SWAI Intellectual Property” means all intellectual property rights of SWAI and/or its Affiliates worldwide, whether arising under statutory or common law and whether or not perfected, including, without limitation, all (a) patents, patent applications and patent rights; rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (c) trademarks, service marks and trademark and service mark applications, (d) rights relating to the protection of trade secrets, know-how and Confidential Information; and (e) any divisions, continuations, continuations-in-part, substitutions, extensions, renewals, reexaminations and reissues of the foregoing (as and to the extent applicable) now existing or hereafter filed, issued or acquired.

1.91 “SWAI Representative(s)” means a sales representative employed by SWAI or its parent company, Life Net Health, Inc.”

1.92 “SWAI Right of First Refusal Offer” shall have the meaning set forth in Section 9.1(d).

1.93 “SWAI Trademarks” means READIGRAFT, associated logos of SWAI, and any Trademarks and/or service marks developed by SWAI for use in connection with the Product after termination or expiration of this Agreement.

1.94 “SWK” means SWK Funding, LLC, the lender under the Credit Agreement.

1.95 “Target Gross Profit” means, with respect to each Calendar Year, a dollar amount equal to the Gross Profit that would be realized by Distributor from aggregate Net Sales of the Product to Customers during such Calendar Year if Distributor’s Gross Profit Margin thereon was [***] percent ([***]%).

1.96 “Term” has the meaning defined in Section 19.l.

1.97 “Territory” means the fifty (50) states of the United States of America, the District of Columbia, and Puerto Rico, but not any other territories or possessions of the United States.

1.98 “Third Party Claim” means any claim of a third party for which indemnification is sought under Section 16.4.

1.99 “Trademark” means any trademark, trade dress, brand mark, trade name, brand name, fictitious name, logo, symbol or domain name.

1.100 “Triggering Event Transaction” means the occurrence, following the Agreement Date, of (i) a Change of Control with respect to Distributor with a counterparty that meets the Minimum Credit Standards; provided, however, that for the avoidance of doubt, the counterparty to such Change of Control transaction shall not be any entity described on Exhibit D, or any entity under common control with any such entity without the prior written consent of SWAI granted in its sole discretion, and/or (ii) a Qualified Equity Financing.

1.101 “Violating Party” shall have the meaning set forth in Section 19.2(a)(iii).

1.102 “Warrant” means that certain Amended and Restated Warrant issued by Distributor to SWAI as of October 1, 2012, as amended by that certain First Amendment to Amended and Restated Warrant dated as of May 10, 2017, as may be further amended, by the Parties from time to time.

1.103 “Wound Care Market” means the medical market focused on the treatment and healing of acute and chronic wounds and any other healing or repair of damaged human tissue, including wounds caused by therapeutic radiation and minor burns, but specifically excluding the Burn Market.

Article 2
CONSTRUCTION

Except where the context requires otherwise, whenever used, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

Article 3
PROMOTION AND DISTRIBUTION RIGHTS

3.1 Effectiveness of this Agreement; Services Agreement; Fee; Marketing.

(a) The Parties agree that upon the Closing of a Triggering Event Transaction, the Original Agreement shall automatically terminate and this Agreement shall simultaneously come into effect. Notwithstanding the termination of the Original Agreement, such Original Agreement shall remain in force and effect with respect to all transactions occurring prior to the Effective Date and each of the Parties hereto will remain liable for the payment of all amounts due under the Original Agreement for periods prior to the Effective Date, for any breach or failure to perform under the Original Agreement prior to the Effective Date and for any other obligations thereunder that are applicable to transactions occurring prior to the Effective Date and which survive the expiration of the term thereof, including without limitation, any obligations of indemnity with respect to transactions occurring prior to the Effective Date (in all cases to the extent not duplicative of a Party’s obligations under this Agreement). For the avoidance of doubt, the termination of the Original Agreement upon the Closing of a Triggering Event Transaction as provided herein shall not constitute a Triggering Event under the Original Agreement, and upon such termination of the Original Agreement, Section 16.4(f) of the Original Agreement shall be void and of no further force or effect. Following the Effective Date, in the event of any conflict or inconsistency between the provisions of the Original Agreement and the provisions of this Agreement, the provisions of this Agreement shall in all respects govern and control. In the event the Closing of a Triggering Event Transaction does not occur on or before September 30, 2017, or if the Capital Event Date as defined in the Credit Agreement is extended by written agreement of SWK beyond such date, then on or before the earlier of (i) March 31, 2018, (ii) the date to which SWK has granted such extension or (iii) the date on which any condition to any extension granted by SWK has failed (unless SWK contemporaneously waives such failure), this Agreement will be void and of no force and effect. Distributor shall promptly provide to SWAI notice of any such extension granted by SWK and a copy of the duly executed extension setting forth the complete terms under which such extension was granted.

(b) Contemporaneously with the execution and delivery of this Agreement, each Party shall execute and deliver to the other Party a Services Agreement in the form of Exhibit A attached hereto (the “Services Agreement”), the effectiveness of which is conditioned upon the Closing.

(c) Contemporaneously with the Closing of a Triggering Event Transaction, Distributor shall pay SWAI an Agreement modification fee of One Million Two Hundred Thousand Dollars ($1,200,000) in immediately available funds in consideration of SWAI’s execution and delivery of this Agreement.

(d) Each Party agrees that, following the Closing of a Triggering Event Transaction, it shall execute and deliver to the other Party such ministerial instruments and documents reasonably requested by such Party required to effect or further evidence the termination of the Original Agreement. Each Party further agrees that if the Triggering Event Transaction involves the sale of Distributor’s properties and assets and the assignment of this Agreement to the acquirer of such properties and assets, it shall execute and deliver to the other Party and/or the acquirer such ministerial instruments and documents reasonably requested by such Party or acquirer required to effect or further evidence the assignment of this Agreement, the License and the Services Agreement. The acquirer in any such Change of Control transaction shall expressly assume the obligations of Distributor under this Agreement, the License and the Services Agreement at Closing.

(e) Subject to the terms and conditions of this Agreement and except for SWAI’s right to effect sales of Product to Direct Customers as herein provided, Distributor shall have the exclusive right to sell, Promote and Detail the Product, to be supplied by SWAI, in the Territory during the Term of this Agreement.

3.2 Distribution; Invoicing and Collection. Subject to, and without limiting, the terms and conditions of this Agreement, including without limitation the terms and conditions of Sections 11.1 and 11.3, the Parties hereby agree that (i) SWAI is responsible for shipping the Product to Customers based on orders placed with SWAI by Distributor and (ii) Distributor has the responsibility, and exclusive right, during the Term of this Agreement (subject to the provisions of Section 3.7), to procure and take orders and invoice and collect payment from Customers for the Product provided that the cost of shipping shall be at the expense of Distributor as herein provided. If SWAI ever receives any payment from Customers for the Product, SWAI shall promptly remit such payment in its entirety to Distributor. Distributor shall pay SWAI for all product orders from Customers placed with SWAI and shipped to Distributor irrespective of whether Distributor received payment from the Customer, it being understood that all customer credit and payment risk with respect to Customers rests with Distributor.

3.3 Exclusivity.

(a) From the date hereof through expiration of the Term or earlier termination of this Agreement, except for the solicitation of an Alternate Supply Agreement expressly permitted by Section 9.1(d), Distributor shall not, and shall cause its Affiliates not to, directly or indirectly, (i) market, Promote, distribute, sell or accept orders for the sale of any Competing Product in the Territory, (ii) assist or cooperate in any way with any other Person in connection with the marketing, Promotion, distribution, selling or acceptance of orders for the sale of any Competing Product in the Territory, or (iii) grant any third party any license under the Distributor Product Trademarks or any patent or patent application owned or Controlled by Distributor or its Affiliates to be used directly or indirectly in conjunction with the sale or offer to sell of any Competing Product in the Territory; provided, however, that the foregoing shall not be interpreted to prohibit the marketing, Promotion, distribution, sale or acceptance of orders for the sale of a product that is a Noncompeting Product, even if such Noncompeting Product can be used in combination with a Competing Product or such Noncompeting Product is marketed to the Wound Care Market.

(b) During the Term, except for sales of Product by SWAI to Direct Customers in accordance with the provisions of Section 3.7 and as otherwise expressly provided herein, neither SWAI nor its Affiliates shall (a) supply or otherwise provide rights to a third party to the Product or any Competing Product in the Territory (other than for subcontractors necessary to supply Product to Distributor) or (b) manufacture, supply or sell the Product or any Competing Product for use in the Territory by any other individual or entity other than Distributor or its Affiliates. During the Term, SWAI shall direct all inquiries regarding potential purchase of Product from any Customer or any potential Customer to Distributor. Notwithstanding anything herein to the contrary, SWAI and its Affiliates may, without any restrictions under this Agreement whatsoever, market, sell, distribute and otherwise engage in the production, sale and distribution of Allograft (but not under the name TheraSkin® or any brand name that would infringe the TheraSkin® mark) through SWAI Representatives (but not other third party sales representatives or distributors other than Distributor) for the Burn Market within and outside the Territory under the brand name Readigraft®, any trademark that does not infringe upon the Theraskin® mark or an unbranded basis.

3.4 Remedies.

(a) Both Distributor and SWAI acknowledge that the temporal and geographic limitations set forth in this Article 3 are reasonable and necessary to protect the legitimate interests of Distributor and SWAI, and each Party respectively agrees not to contest such limitations in any proceeding.

(b) Upon any breach of Section 3.3, by Distributor, which breach remains uncured thirty (30) days after written notice of such breach is given to Distributor, SWAI may terminate this Agreement by providing written notice of such termination to Distributor in accordance with Section 20.6.

(c) Upon any breach of Section 3.3 by SWAI, which breach remains uncured thirty (30) days after written notice of such breach is given to SWAI, Distributor may terminate this Agreement by providing written notice of such termination to SWAI in accordance with Section 20.6.

(d) Distributor acknowledges and agrees that SWAI would not have entered into this Agreement in the absence of the restrictions and exceptions set forth in Section 3.3, and that any breach or threatened breach of any provision of Section 3.3 will result in irreparable injury to SWAI for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 3.3 by Distributor, SWAI shall, notwithstanding the provisions of Section 20.3, be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled in law or equity. Distributor agrees to waive any requirement that SWAI (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 3.4(d) is intended, or shall be construed, to limit SWAI’s rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

(e) SWAI acknowledges and agrees that Distributor would not have entered into this Agreement in the absence of the restrictions and exceptions set forth in Section 3.3, and that any breach or threatened breach of any provision of Section 3.3 will result in irreparable injury to Distributor for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 3.3 by SWAI, Distributor shall, notwithstanding the provisions of Section 20.3, be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled in law or equity. SWAI agrees to waive any requirement that Distributor (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 3.4(e) is intended, or shall be construed, to limit Distributor’s rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

3.5 No Other Rights to SWAI Intellectual Property. Except as expressly provided in this Agreement, SWAI does not hereby grant any right, title or interest to Distributor whether expressly, by implication, estoppel, or otherwise, to any SWAI Intellectual Property and any exploitation by Distributor of any SWAI Intellectual Property shall be deemed a breach of this Section 3.5.

3.6 No Other Rights to Distributor Intellectual Property. Except as expressly provided in this Agreement, Distributor does not hereby grant any right, title or interest to SWAI whether expressly, by implication, estoppel, or otherwise, to any Distributor Intellectual Property and any exploitation by SWAI of any Distributor Intellectual Property shall be deemed a breach of this Section 3.6.

3.7 Customer Transition; Sales by SWAI to Direct Customers; Transition. Following the Effective Date, (i) SWAI shall refer all Customers who directly contact SWAI to purchase Product to the Distributor to handle such sale (for the avoidance of doubt this expressly excludes all Direct Customers) and (ii) Distributor may use commercially reasonable efforts to attempt to transition Direct Customers to Distributor, in which event SWAI shall not discourage such transition (for the avoidance of doubt, the act of honoring its supply agreements with Direct Customers and directly supplying Product as provided in this Section 3.7 shall not constitute discouraging such transition). Notwithstanding anything herein to the contrary, SWAI shall have the right to sell and ship Product to any Direct Customer until such time, if any, as such Direct Customer agrees to deal directly with Distributor as vendor of record for Product and in the case of unexpired supply agreements which are not master or group purchasing agreements, to request and consent to an assignment of its supply agreement to Distributor, and all such sales to Direct Customers shall be treated as sales made for the account of SWAI; provided that (I) following expiration of any agreement with a Direct Customer, SWAI will not continue to supply Products to such Direct Customer under any extension of the existing agreement or under any new agreement with the Direct Customer and (II) as to agreements with Direct Customers that have automatic renewal provisions but that SWAI has (or will have) a right to terminate, at Distributor’s request, SWAI will exercise such termination right as requested by Distributor, such termination to take effect on no less than the notice period set forth in the applicable agreement with the Direct Customer and no earlier than expiration of the current (as of the Agreement Date) agreement term (excluding any renewal or extension thereof). SWAI shall pay to Distributor a distribution commission equal to [***] of the aggregate net sales price of Product sold to Direct Customers in any month of the Term. Such aggregate net sales price shall mean the gross selling price net of discounts, allowances and freight and insurance separately billed to the Direct Customer. Such commission payments shall be paid to Distributor on or before the end of the month following the month in which such commissions were earned, accompanied by a detailed report of aggregate net sales for such month, and the calculation of the commissions due with respect thereto.

Article 4
SALES FORCE COMPOSITION

4.1 Product Promotion Sales Force. Distributor shall use commercially reasonable efforts to Detail and Promote the Product throughout the Territory and shall use commercially reasonable efforts to achieve incremental sales growth in each Calendar Quarter of the Term. Distributor shall sell, Detail and Promote the Product by means of Representatives and/or through its Affiliates and/or through its or their sub-distributors or consultants. In no event shall Distributor appoint any of the entities listed on Exhibit D, or any Affiliate of any thereof, as a sub-distributor or consultant without the prior written approval of SWAI granted in its sole discretion. Further, any appointment of a sub-distributor or consultant who is reasonably anticipated to be commissionable on ten (10) percent or more of Net Sales in any Calendar Year shall be subject to the prior written consent of SWAI, which consent shall not be unreasonably withheld, delayed or conditioned.

4.2 Promotional Materials; Statements about the Product.

(a) Distributor will establish Promotional Materials for the branding and marketing of the Product, including promoting the benefits provided by using the Product; provided that SWAI shall have the right to approve in advance and in writing any Promotional Materials which approval will not be unreasonably withheld or delayed; provided however that to the extent such Promotional Materials relate to FDA registrations and approvals and/or other regulatory approvals related to the Product and/or any Product assurances or implicit or explicit warranties concerning the Product, the approval of such portions of the Promotional Materials shall be granted in the sole and absolute discretion of SWAI. Distributor will consult with SWAI to ensure appropriate representation of the Product. Distributor, with the assistance of SWAI, will establish packaging and labeling physical configurations in accordance with the Promotional Materials established pursuant to this Section 4.2. SWAI shall be solely responsible for specifying the content of Product Labels and Inserts and for the compliance of such Product Labels and Inserts with all Applicable Laws. SWAI bears all responsibility with respect to determining and specifying the shelf life of the Product and Distributor shall make no representations regarding shelf life that are inconsistent with such determinations. It is understood and agreed that no Promotional Materials will be used unless they have been reviewed and approved as set forth in this Section 4.2(a). Promotional Materials shall include the Product Trademarks, except as prohibited by Applicable Law. In no event shall Distributor or its Representatives or Affiliates extend any assurances or express or implied warranties concerning the Product that have not been expressly approved in advance in accordance with this Agreement.

(b) Distributor shall, and shall cause its Representatives to, use only the Promotional Materials that have been reviewed and approved as set forth in Section 4.2(a) by the Parties in connection with the Promotion of the Product. Distributor shall ensure that the Promotional Materials are used only in the form provided and not changed in any way (including by underlining or otherwise highlighting any text or graphics or adding any notes thereto) by the Representatives or any other staff of Distributor or its Affiliates engaged in the marketing, Promotion or Detailing of the Product.

(c) Distributor shall, and shall cause its Representatives to, immediately cease the use of any Promotional Materials where required by Applicable Laws, to protect the goodwill represented by the Product Trademarks, or to avoid infringing a third-party mark or copyright. Distributor shall, and shall cause its Representatives to, use the Promotional Materials only for the purposes contemplated by this Agreement. All Promotional Materials in the possession of Distributor or its Representatives that incorporate SWAI Trademarks shall be delivered to SWAI promptly upon the expiration or termination of this Agreement.

(d) Distributor shall, and shall cause its Representatives to, make only such statements and claims regarding the Product, including as to efficacy and safety, as are consistent with the Product Labels and Inserts and the Promotional Materials. Distributor shall not, and shall cause its Representatives not to, make any untrue or misleading statements or comments about the Product, competitors or other products.

(e) Each Party agrees that if it breaches any of its obligations under this Section 4.2, the other Party will suffer serious and irreparable harm for which monetary damages alone will be inadequate to compensate. Accordingly, each of the Parties agrees that a Party will, in addition to any other remedies available to it, be entitled to injunctive relief in any court of competent jurisdiction to enforce the terms of this Section 4.2. Notwithstanding the provisions of Section 20.3, a Party may commence to seek injunctive relief within three (3) Business Days after written notice of a dispute under Section 4.2 is provided to the other Party and need not wait for the conclusion of the negotiating period described therein to seek such remedy. If a Party establishes that the other Party has breached its obligations under this Section 4.2 and prevails in an action for injunctive relief, the reasonable legal fees and expenses incurred by the prevailing Party in connection with such litigation shall be reimbursed by the other Party.

4.3 Compliance with Laws and Policies.

(a) Each of Distributor and SWAI shall perform all of its respective obligations under this Agreement in compliance with all Applicable Laws. Distributor shall instruct its Sales Force not to take any action inconsistent with this Agreement that could jeopardize the goodwill or reputation of the Product, Distributor or SWAI.

(b) Distributor shall be responsible for the compliance in all material respects by its personnel assigned to Promotion and Detail of the Product, whether as employees or independent contractors or agents, with Applicable Laws. Distributor shall report to SWAI on or before twenty (20) Business Days after the end of each Calendar Quarter all allegations it has received and/or investigations it, or to its knowledge any Agency, has commenced with respect to the alleged failure by its Representatives to comply in any material respect with Applicable Laws, and what action, if any, was taken as a result.

Article 5

TRAINING

5.1 Training Plans.

(a) As part of its annual Business Plan, Distributor will establish training plans for members of its Sales Force who Detail and Promote the Product.

5.2 Training Programs.

(a) Distributor shall, once per year, hold an in-person meeting for members of its Sales Force who Detail and Promote the Product. Distributor shall provide SWAI with at least two (2) weeks prior written notice of the time and location of such in-person meeting, and SWAI will have the opportunity to provide support training on the Product and present other relevant information regarding the Product at such in-person meeting; provided that such training and presentation shall not be more than three (3) hours in duration.

(b) SWAI shall, at Distributor’s expense, provide support training on the Product for the Sales Force who Detail and Promote the Product upon the reasonable request of Distributor with at least two (2) weeks prior written notice at locations within the Territory that Distributor has established.

Article 6

PRODUCT PACKAGING

6.1 Product Packaging. Distributor acknowledges that SWAI currently maintains on hand packaging for the Products that Distributor will Promote and Detail under this Agreement. Any changes to such packaging will be subject to the approval of SWAI, such approval not to be unreasonably withheld, delayed or conditioned. Any costs related to a change in Product packaging, including any increase in the production cost to SWAI as a result of such modification and the cost of all packaging held in SWAI inventory that becomes unusable or obsolete as a result of a change directed by Distributor, shall be promptly reimbursed to SWAI by Distributor.

Article 7

REPORTING AND AUDITING

7.1 Recordkeeping.

(a) Subject to Section 7.1(c), SWAI shall keep, or shall cause to be kept, complete and accurate books and records (financial and otherwise) pertaining to the performance of its obligations hereunder.

(b) Subject to Section 7.1(c), Distributor shall keep, or shall cause to be kept, complete and accurate books and records (financial and otherwise) pertaining to the performance of its obligations hereunder.

(c) All financial books and records maintained by the Parties pursuant hereto shall be maintained in accordance with GAAP.

7.2 Intentionally Deleted.

7.3 Product Unit Reports. Within ten (10) Business Days after the end of each Calendar Month during the Term, SWAI shall submit to Distributor a written report containing the following information with respect to such month:

(a) Intentionally Deleted; and

(b) units of Product (by size) in inventory as of the end of such Calendar Month.

Article 8
FORECASTING

No later than the fifth (5th) Business Day of each Calendar Month during the Term, Distributor will provide to SWAI a good faith forecast of estimated unit sales of the Product to Customers for such Calendar Month and the twelve month period beginning with the start of such Calendar Month, with such forecast being broken out into separate forecasts for each Calendar Month within such twelve month forecast (each, a “Forecast”). Each Forecast shall identify the anticipated unit sales of the Product to Customers during the twelve (12) month period covered by such Forecast, broken out by Calendar Month. Each Forecast shall be binding upon Distributor for the first three Calendar Months set forth in such Forecast (herein, a “Firm Commitment”). The JOC will meet during the fourth Calendar Quarter of each Calendar Year during the Term to discuss the Forecast for the next Calendar Year; provided, for clarity, the Forecast shall not be subject to the prior review or approval of the JOC. The Firm Commitment set forth in any Forecast shall not exceed [***] of the Firm Commitment set forth in the Forecast delivered in the previous Calendar Month without the prior written consent of SWAI. SWAI will be obligated to fill orders in any Calendar Month that are within the Firm Commitment for such Calendar Month except that if the Firm Commitment for any three Calendar Month period exceeds 120% of actual Net Sales of Product by Distributor during the three month period immediately preceding the three month period of such Firm Commitment, SWAI’s obligation to fill the excess portion of such Firm Commitment is conditioned upon and subject to SWAI’s acceptance of such Firm Commitment and written acknowledgement of such acceptance given to Distributor within ten (10) Business Days of the date of delivery of the Firm Commitment to SWAI.  SWAI’s acknowledgement and acceptance will not be unreasonably withheld provided that lack of donor supply shall be deemed among the reasonable bases for withholding such consent.

Article 9
PRICING

9.1 Pricing; Gross Profit Share.

(a) From and after the Effective Date and continuing thereafter during the Term, the prices to be paid to SWAI by Distributor for Products shall be as set forth on Exhibit B attached hereto.

(b) Not later than 45 days after December 31 of each Calendar Year, Distributor shall deliver to SWAI its calculation of aggregate Net Sales, Gross Profit and Gross Profit Margin. The calculations for the initial Calendar Year during the Term shall apply only to the partial Calendar Year commencing with the Effective Date and ending December 31 of such Calendar Year. Distributor shall provide SWAI with reasonable access, during normal business hours, to its books and records related to such calculations. SWAI shall have the right to conduct a third party review of such books and records no more than once each Calendar Year through the use of an independent accounting firm. If such audit yields a discrepancy of more than two percent (2%) of any reported number, Distributor shall reimburse to SWAI the cost of such audit on demand.

(c) If the Gross Profit Margin for such Calendar Year shall exceed [***] Percent ([***]%), then Distributor shall pay to SWAI as additional purchase price for the Product produced and shipped by SWAI an amount equal to [***] of the Excess Amount no later than sixty (60) days after the close of the applicable Calendar Year.

(d) In the event that Distributor’s Gross Profit Margin for any full Calendar Year during the Term following December 31, 2018, is less than [***]% (the “Base Year”) as a result of (i) any change in Applicable Laws, (ii) any decline in reimbursement rates by the federal Centers for Medicare and Medicaid Services with respect to the Product, (iii) any technological changes or advancements in the Wound Care Market or (iv) any combination of the factors described in the foregoing clauses (i) –(iii) (collectively, (i) – (iv) the “Price Reducing Factors”), in any case, occurring any time after the Effective Date, Distributor may request a reduction in the price charged by SWAI to Distributor by notice in writing to SWAI given no more than forty-five (45) days following the end of such Calendar Year (a “Price Reduction Request”). The Price Reduction Request shall specify the amount of the Gross Profit Margin for the just completed Base Year and shall propose a reduction in price for the Products which in no event shall be at or below a price that, had such price been in effect for the entirety of the Base Year, would have produced a Gross Profit Margin for Distributor of more than [***]% (the “Price Proposal”). For the avoidance of doubt, with respect to any Calendar Year in which Gross Profit Margin is less than [***]%, Distributor shall be entitled to invoke this Section 9.1(d) and provide a Price Reduction Request whether (a) one or more Pricing Reducing Factors occurred during such Calendar Year causing Gross Profit Margin for that Calendar Year to be less than [***]% or (b) the cumulative effect of one or more Price Reducing Factors that occurred during that Calendar Year and prior Calendar Years caused Gross Profit Margin for that Calendar Year to be less than [***]%. For a period of forty-five (45) days following the giving of the Price Reduction Request (the “Negotiation Period”), senior executives of Distributor and SWAI shall use commercially reasonable efforts to meet, discuss and agree upon a mutually acceptable price reduction. On or before the end of the Negotiation Period, the parties shall either:

(A) Mutually agree to modify Exhibit B to incorporate new pricing acceptable to both parties;

(B) SWAI may give written notice to Distributor accepting the Price Proposal in which event Exhibit B shall be deemed modified to incorporate the Pricing Proposal effective as of the date of such notice and Distributor and SWAI shall promptly amend such exhibit accordingly;

(C) SWAI may give written notice to Distributor to modify the Price Proposal to a price that is equal to SWAI’s standard cost of inventory calculation for a Product item determined in accordance with its historical practice for the Base Year plus ten percent (the “Minimum Product Price”) by written notice to Distributor, in which event Exhibit B shall be deemed modified to set the price for Products sold by SWAI to Distributor hereunder at the Minimum Product Price effective as of the date of such notice and Distributor and SWAI shall promptly amend such exhibit accordingly; or

(D) SWAI may reject the Price Proposal by notice in writing to Distributor.

In the event that SWAI elects option (D) above or fails to timely effect or elect any of the foregoing options described in subparagraphs A-D, then Distributor shall, notwithstanding Section 3.3, be entitled to enter into discussions with alternate suppliers of the Product following the expiration of the Negotiation Period and to solicit offers from or to enter into a non-binding term sheet with an alternate supplier for the Products (“Alternate Supply Arrangement”) subject to the SWAI’s Right of First Refusal Offer (as defined herein). Upon receipt of a written offer from the alternate supplier or a non-binding term sheet with such supplier (a “Supply Offer”) for any Alternate Supply Arrangement that Distributor wishes to accept, Distributor shall promptly provide SWAI with a written copy of such Supply Offer containing all relevant material terms that differ from the terms of this Agreement (a “ROFR Notice”) and SWAI shall have the option, by delivering written notice to Distributor no later than ten (10) days after receipt of the ROFR Notice, to amend this Agreement to incorporate such terms, including with respect to pricing (“SWAI Right of First Refusal Offer”). If SWAI has not exercised SWAI Right of First Refusal Offer within such ten (10) day period, Distributor shall be free to terminate this Agreement as of the effective date of the Alternate Supply Arrangement (without any liability to SWAI) provided that Distributor consummates and commences such Alternate Supply Arrangement on substantially the terms described in the ROFR Notice within six (6) months of the ROFR Notice and gives SWAI at least ninety (90) days advance written notice of the effective date of termination. In no event may Distributor enter into any Alternate Supply Arrangement on terms that are more favorable to the supplier than those set forth in the ROFR Notice without again affording SWAI a new SWAI Right of First Refusal in accordance with the terms hereof.

9.2 Payments. SWAI will invoice Distributor monthly for all Products shipped to Distributor Customers in accordance with this Agreement during that month. In the event, at the end of any Calendar Quarter, the number of Products actually shipped by SWAI during such Calendar Quarter (the “Actual Units”) is less than the Firm Commitment for such Calendar Quarter (the “Firm Commitment Units” and the number of units by which the Actual Units is less than the Firm Commitment Units, the “Shortfall Units”), SWAI will include in the invoice for the last Calendar Month of such Calendar Quarter, and Distributor shall purchase from SWAI, the Shortfall Units. SWAI shall ship all Shortfall Units to Distributor in accordance with Article 11. All amounts due and payable by Distributor shall be paid in full by Distributor within forty five (45) days following receipt of invoice. Whenever any amount hereunder is due on a day that is not a Business Day, such amount shall be paid on the next Business Day. Any amount not paid when due shall incur a late charge of two percent (2%) of the invoice amount and shall bear interest from the date due until the date of payment at a per annum interest rate equal to ten percent (10%) per annum.

9.3 Expenses. Subject to Section 11.3 hereof, each Party shall bear and be solely responsible for all costs and expenses incurred by it in connection with the Detailing and Promotion of the Product and the performance of its obligations hereunder.

9.4 Form of Payment. All payments made by Distributor required under this Article 9 shall be in United States Dollars and shall be made by wire transfer of immediately available funds to an account designated in writing by SWAI.

Article 10
JOINT OVERSIGHT COMMITTEE

10.1 Joint Oversight Committee.

(a) Within sixty (60) days after the Effective Date, the Parties shall establish a joint oversight committee (the “JOC”). The JOC shall oversee the performance of the Parties’ activities under this Agreement, as set forth herein, and provide a forum for sharing advice, progress, and results relating to such activities and shall attempt to facilitate the resolution of any disputes between the Parties. The JOC shall appoint and oversee subcommittees as it deems appropriate for carrying out activities under this Agreement, and shall review the overall progress of the Parties’ collaborative efforts under this Agreement.

(b) The JOC shall be composed of three (3) members from each of SWAI and Distributor or such equal number of members as the Parties may agree, and shall meet, in person, by teleconference, or by video-teleconference, at least one time per Calendar Quarter, or more or less often as unanimously agreed by both Parties’ JOC members (provided that in any event, the Parties meet at least two times per Calendar Year in person). Either Party may reasonably call a meeting upon no less than fifteen (15) Business Days’ notice. In-person meetings shall alternate between SWAI and Distributor locations, or as mutually agreed upon by the Parties. Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JOC meetings. The first such meeting shall be within sixty (60) days after the Effective Date. Any member of the JOC may designate a substitute to attend with prior written notice to the other Party. Ad hoc guests who are subject to written confidentiality obligations commensurate in scope to the provisions in Article 13 may be invited, upon prior joint consent of Distributor and SWAI, to the JOC meetings. Each Party may replace its JOC members with other of its employees, at any time, upon written notice to the other Party.

(c) Decisions of the JOC shall be made by unanimous vote or written consent, with each Party having collectively one vote in all decisions. The presence of at least one (1) JOC member representing each Party shall constitute a quorum in order for decisions to be made. The JOC shall have only such powers as are specifically delegated to it in this Agreement, and such powers shall be subject to the terms and conditions set forth herein. Amendments or changes to this Agreement shall be valid and binding only upon mutual written agreement of the Parties in accordance with Section 20.10 and the JOC shall have no authority to amend, change or modify the terms and conditions of this Agreement. The JOC shall use reasonable best efforts to resolve the matters within its roles and functions or otherwise referred to it.

(i) If, with respect to a matter that is subject to the JOC’s decision-making authority: (i) the JOC cannot reach consensus within five (5) Business Days after it has met and attempted to reach such consensus or (ii) the Parties cannot reach consensus on whether the JOC has decision-making authority regarding a matter within three (3) Business Days after such matter was first raised by either Party (each of the foregoing cases, a “JOC Dispute”); then in each such instance, the JOC Dispute in question shall be referred to the designated officers set forth in Section 20.3 for resolution. The designated officers shall use reasonable efforts to resolve the JOC Dispute referred to them.

(ii) The designated officers shall meet to resolve the JOC Dispute (the “Designated Officer Meeting”) within five (5) Business Days of such dispute being referred to them pursuant to Section 10.1(c)(i). If the designated officers are unable to resolve the JOC Dispute at the Designated Officer Meeting, the provisions of this Section 10.1(c)(ii) shall control:

(A) if the JOC Dispute solely relates to the manufacturing of the Product; regulatory approval and compliance related to the procurement, processing/manufacturing, storing and shipping of the Product; express or implied warranties, or Promotional Materials related thereto; or validation of packaging and shipping materials for the Product, and the designated officers cannot resolve the matter at the Designated Officer Meeting, then the matter shall be decided by the designated officer of SWAI in good faith, giving appropriate consideration to the reasonable business, regulatory and scientific concerns of Distributor; and

(B) if the JOC Dispute solely relates to commercial activities, including the Sales Force, training, marketing plans, Detailing, Promoting, pricing of the Product, Forecasts, conferences, graphic design for final packaging, sales channels or sale of the Product; clinical research for purposes of maintaining and/or obtaining reimbursement coverage; and regulatory compliance for marketing and selling of the Product, and the designated officers cannot resolve the matter at the Designated Officer Meeting, then the matter shall be decided by the designated officer of Distributor in good faith, giving appropriate consideration to the reasonable business, regulatory and scientific concerns of SWAI.

(C) Notwithstanding Sections 10.1(c)(ii)(A) and 10.1(c)(ii)(B) above, any dispute relating to Article 9 or any financial term or financial obligation of a Party under this Agreement, or any dispute related to any decision or action by a Party that would result in a material increase in the other Party’s direct or indirect costs to carry out such other Party’s obligations under this Agreement, shall be excluded from the provisions of this Section 10.1(c)(ii) and shall be conclusively settled in accordance with Section 20.3 below.

10.2 Preparation and Adoption of Annual Business Plans. Each of Distributor and SWAI shall prepare and submit its respective Business Plan for each Calendar Year of the Term to the JOC for discussion and recommendations no later than sixty (60) days prior to adoption by Distributor or SWAI, respectively or the November 1st prior to the Calendar Year to which such Business Plan applies, whichever is earlier. Each Party shall consider in good faith the recommendations of the JOC before it adopts and implements its Business Plan, and any amendments thereto.

10.3 Preparation and Adoption of Business Continuity Plan. On or before the Effective Date, SWAI shall prepare and submit to Distributor a Business Continuity Plan acceptable to Distributor. SWAI shall not amend or modify the Business Continuity Plan without the prior written consent of Distributor which consent shall not be unreasonably withheld.

Article 11
PRODUCT SUPPLY

11.1 Orders for Products by Customers; Invoicing of Customers. So long as Distributor shall not be past due on any open invoices (in which event SWAI would have the right to suspend shipments during the course of any delinquency), SWAI shall accept all orders with respect to the Product submitted by Distributor that do not exceed the permitted Firm Commitment with respect to the Calendar Month in which the orders are placed. So long as Distributor shall not be past due on any open invoices, SWAI shall use commercially reasonable efforts to fill orders in excess of such amount but shall not be in default of its obligations hereunder in the event that it is unable to fill orders in excess of such permitted Firm Commitment. SWAI shall ship the Products currently twenty-four hours following receipt of the order (excluding any period included in non-Business Days). SWAI shall not be deemed in breach of this Section 11.1 so long as its average ship time in any Calendar Month meets or exceeds such standard. SWAI shall promptly notify Distributor in writing (a “Non-fulfillment Notice”) if at any time SWAI does not have the Minimum Inventory on hand. In the event SWAI fails to supply 90% of the Product required to meet the permitted Firm Commitment submitted by Distributor in accordance herewith or gives a Non-fulfillment Notice to Distributor, then SWAI shall promptly procure a secondary supplier to assist with supplying any shortfalls with any incremental costs being the sole responsibility of SWAI. In the event SWAI fails to supply 90% of the Product required to meet the permitted Firm Commitment submitted by Distributor in accordance herewith in two consecutive Calendar Quarters of a Forecast, such failure shall constitute a breach of this Section 11.1. SWAI will maintain a one hundred twenty (120) day supply inventory of the Products on Exhibit C updated periodically to reflect the latest permitted Firm Commitment of Distributor provided to SWAI in accordance with the terms hereof.

11.2 Pricing and Terms of Sale of Product. Distributor shall have the sole right to establish and modify the terms and conditions of the sale of the Product to Customers, including the price at which the Product will be sold, whether the Product will be subject to any trade or quantity discounts, whether any discount will be provided for payments on accounts receivable, whether the Product will be subject to rebates, returns and allowances or retroactive price reductions, and shipping of the Product but expressly excluding the issuance of any express or implied warranty concerning the Product. Distributor shall have the sole right to grant or refuse credit in connection with the sale of the Product to Customers.

11.3 Product Shipping. All Product orders fulfilled by SWAI shall be free on board SWAI’s shipping dock at its designated processing facility (the “Shipping Dock”). All shipping costs incurred to transport the Product to the Customer shall be at the sole cost and expense of Distributor. Until such time as Distributor shall elect to directly assume responsibility for picking up the Product at the Shipping Dock, arranging and coordinating third party overnight commercial shipping through a nationally recognized courier service that handles special shipping of cryopreserved or chilled containers (a “Qualified National Shipper”), and directly paying such carriers for all shipping costs by written notice to SWAI (herein, an “Assumption of Shipping Responsibility Notice”), SWAI shall contract with a Qualified National Shipper of its choosing (and reasonably acceptable to Distributor) to pick up Product from the Shipping Dock and ship each Product package to the Customer under standard shipping terms for such special product at its expense. SWAI shall invoice Distributor and Distributor shall reimburse SWAI for the costs of shipping in accordance with the terms of the Services Agreement. The effective date of any Assumption of Shipping Responsibility Notice shall be thirty (30) days following the giving of such notice under the Services Agreement unless the Parties shall mutually agree to a different effective date for the shifting of shipping responsibility to Customers. From and after the effective date of the Assumption of Shipping Responsibility Notice, Distributor shall be solely responsible for picking up the Product at the Shipping Dock, arranging and coordinating third party overnight commercial shipping on a timely basis through a Qualified National Shipper and paying the costs of such freight directly to the vendor. SWAI will act in good faith and use its commercially reasonable efforts to obtain competitive shipping rates from the Qualified National Shipper.

11.4 Recalled Product. At SWAI’s request, Distributor shall assist SWAI in obtaining any Product, including all samples thereof, that has been recalled or withdrawn from the market.

(a) If any recall or withdrawal of Product distributed on or after the Effective Date arises in whole from the negligence, breach of this Agreement or willful misconduct of Distributor or any of its Affiliates, agents or employees, Distributor shall, in addition to its obligations under Article 16, be solely responsible for all costs and expenses relating to such recall or withdrawal and will reimburse SWAI for all of SWAI’s out of pocket costs and expenses incurred by SWAI in connection with the recall or withdrawal including, but not limited to, costs of retrieving Product already delivered to Customers and costs and expenses SWAI is required to pay for notification, shipping and handling charges.

(b) If any recall or withdrawal of Product distributed on or after the Effective Date arises in whole from the negligence, breach of this Agreement or willful misconduct of SWAI or any of its Affiliates, agents or employees, SWAI shall, in addition to its obligations under Article 16, be solely responsible for all costs and expenses relating to such recall or withdrawal and will reimburse Distributor for all of Distributor’s out of pocket costs and expenses incurred by Distributor in connection with the recall or withdrawal including, but not limited to, costs of retrieving Product already delivered to Customers, costs and expenses Distributor is required to pay for notification, shipping and handling charges and replacement of Product to such Customer(s).

(c) If each Party (or any of their respective Affiliates, agents or employees) contributes to the cause for a recall or withdrawal, the expenses actually incurred by the Parties as a result of such recall or withdrawal will be shared by the Parties in proportion to each Party’s responsibility.

11.5 Regulatory Requirements. SWAI shall manufacture, store, ship, use, process, package, label, and receive returns for re-inventorying and re-shipping of, and source or harvest raw materials or tissues for, the Product in compliance with all Applicable Laws and all product safety standards of each applicable product safety agency, commission, board or other Agency. SWAI has obtained and will maintain all required FDA registrations, licenses, permits, approvals, certificates, clearances, authorizations, and/or has made all required notifications to the FDA that are necessary for the manufacture, promotion, use, sale, processing, packaging, labeling, and distribution of, and sourcing and harvesting raw materials and tissue for, the Product, provided that SWAI shall have no responsibility for the compliance with Applicable Laws of (i) Promotional Materials created by Distributor, (ii) acts undertaken by the Distributor or its Affiliates in connection with the Promotion of the products, including acts which are in violation of the terms of this Agreement; (iii) the Distributor Product Trademarks, or (iv) Distributor Intellectual Property.

Article 12
REGULATORY MATTERS

12.1 Ownership of Regulatory Documentation and Approvals. SWAI or its Affiliates, as the case may be, shall own all right, title and interest in and to (a) all regulatory documentation with respect to the Product, except the Trademark for the brand name TheraSkin®, and all information contained therein and (b) all regulatory approvals made or granted with respect to the Product, except the Trademark for the brand name TheraSkin®.

12.2 Regulatory Approval. Distributor will solely fund and support existing and future clinical studies to obtain any necessary reimbursement approvals for TheraSkin, and will solely fund and maintain the Distributor Product Trademarks. SWAI will solely fund and maintain or obtain FDA registrations and approvals and other regulatory approvals, as required, for the manufacture, storage and shipment of the Product.

12.3 Regulatory Reports; Meetings with Regulatory Authorities. Each Party shall keep the other Party informed of material regulatory developments relating to Products in the Territory through regular reports at the JOC meetings. Each Party shall provide the other Party, for review and comment, significant draft material regulatory filings at least twenty (20) Business Days in advance of their intended date of submission to the extent possible and on a rolling basis as needed to any Agency in any jurisdiction within the Territory and shall consider any comments thereto provided by such other Party. Each Party shall notify the other Party as soon as practical of any regulatory materials related to the Product (other than routine correspondence) submitted to or received from any Agency in any jurisdiction within the Territory and shall provide such other Party with copies thereof within twenty (20) Business Days after submission or receipt. Each Party shall provide the other Party with reasonable advance notice of all meetings scheduled with any Agency in any jurisdiction within the Territory concerning the Product to the extent such meeting affects this Agreement and/or such other Party’s obligations hereunder, and shall consider any input from such other Party in preparing for such meetings, and in the Party's sole discretion and if permitted by the relevant Agency, appropriate personnel from such other Party may have the right to attend such meetings at its own expense.

12.4 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any third party, including any Agency, which may materially affect the development, Promotion or regulatory status of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

12.5 Remedial Actions. Each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that the Product may be subject to any recall, corrective action or other regulatory action with respect to the Product taken by virtue of Applicable Laws (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Each Party shall, and shall ensure that its Affiliates will, maintain adequate records to permit the Parties to trace the distribution and use of the Products. Distributor shall have the right to decide whether any Remedial Action with respect to the Product should be commenced and Distributor shall control and coordinate all efforts necessary to conduct such Remedial Action. Upon Distributor’s reasonable request, SWAI shall reasonably cooperate with, and provide reasonable assistance to, Distributor in connection with any activities undertaken by Distributor pursuant to the immediately preceding sentence, at Distributor’s sole cost and expense.

12.6 Quality Agreement. The Parties shall enter into and execute a Quality Agreement within sixty (60) days of the Effective Date, which shall govern, inter alia, complaint handling, MDR reporting, recalls and other matters. In the context of the quality arrangements, Distributor shall be allowed to make an initial quality inspection, and thereafter periodic quality inspections, at any manufacturing site at which SWAI manufactures any Product or proposes to manufacture any Product in the future during the Term.

12.7 Tissue Bank Intermediary Status. Distributor or one of its Affiliates may, at its sole and absolute discretion, seek and secure Tissue Bank Intermediary status with the FDA.

Article 13
CONFIDENTIALITY

13.1 Confidential Information. Except to the extent expressly permitted by this Agreement and subject to the provisions of Sections 13.2 and 13.3, at all times during the Term and for two (2) years following the expiration or termination hereof, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates, consultants or representatives who have a need to know such information (collectively, “Recipients”) to perform such Party’s obligations hereunder and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations hereunder. The Receiving Party shall be liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

13.2 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) that is received from a third party without restriction and without breach of any agreement or fiduciary duty between such third party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to third parties by the Disclosing Party without any restriction imposed by the Disclosing Party on disclosure, whether such restriction is by contract, fiduciary duty or by operation of law; or

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any reference to Confidential Information.

13.3 Authorized Disclosure. Each Party and its Recipients may disclose Confidential Information to the extent that such disclosure is made in response to a valid order of a court of competent jurisdiction or other Agency; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such order be held in confidence by such court or Agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order.

13.4 Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

13.5 Destruction of Confidential Information. Upon the expiration or earlier termination of this Agreement or the written request by the Disclosing Party, whichever occurs first, the Receiving Party shall (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Recipients that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party, provided that the legal department of the Receiving Party shall have the right to retain one copy of any such tangible embodiments for archival purposes, and (b) immediately cease, and shall cause its Recipients to cease, use of such Confidential Information as well as any information or materials that contain, incorporate or are derived from such Confidential Information.

13.6 Remedies.

(a) In the event that a Party breaches Section 13.1 and, if such breach is curable using reasonable efforts, fails to cure such breach or if such breach is not curable using reasonable efforts, fails to discontinue such breach, in each case within a reasonable period (not to exceed ninety (90) days) after receiving notification of such breach from the other Party, the other Party may terminate this Agreement by providing written notice of such termination to the breaching Party.

(b) The Parties acknowledge and agree that the restrictions set forth in Section 13.1 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 13.1 will result in irreparable injury to the other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 13.1 by a Party, the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. The breaching Party agrees to waive any requirement that the non-breaching Party (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.6(b) is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

13.7 Disclosure of Terms. Each Party shall keep the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any other Person through a press release or otherwise (other than its lenders and professional advisors each of whom shall be instructed to maintain the confidentiality thereof and, in the case of Distributor, any potential investor and/or any potential counterparty to a Change of Control transaction (specifically excluding any Person or entity listed on Exhibit D) upon such party’s customary undertaking of confidentiality). Distributor shall not mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of SWAI or its Affiliates in any manner without the prior written consent of SWAI in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure that is required by Applicable Law, rule or regulation or the requirements of a national securities exchange or another similar regulatory body. Further, the restrictions imposed on each Party under this Section 13.7 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 13.

Article 14
INTELLECTUAL PROPERTY RIGHTS

14.1 Intellectual Property. Subject to Section 4.2, Distributor shall Promote the Product only under the Product Trademarks. SWAI hereby grants Distributor a non-exclusive, royalty-free license to use the SWAI Trademarks to Promote and Detail the Product solely for purposes of performing Distributor’s obligations hereunder, which license shall terminate upon the expiration or earlier termination of this Agreement for any reason. All Promotional Materials or other uses incorporating SWAI Trademarks for such purpose shall be subject to the prior approval of SWAI (such approval not to be unreasonably withheld, delayed or conditioned). Distributor hereby grants to SWAI the non-exclusive, royalty-free license to use the Distributor Product Trademarks, Product Trademarks and Product Copyrights solely for purposes of performing SWAI’s obligations hereunder, which license shall terminate upon the expiration or earlier termination of this Agreement for any reason. Distributor shall have the right to grant sublicenses of the license granted in this Section 14.1; provided that Distributor may not grant a sublicense to any Person listed on Exhibit D without the prior written consent of SWAI granted in its sole discretion. For the avoidance of doubt, Distributor is the owner of the registered TheraSkin® Trademark. The Parties acknowledge that the use of the SWAI Intellectual Property by Distributor Representatives is solely for purposes of performing the Parties’ respective obligations under this Agreement shall not be deemed licenses or sub-licenses under this Agreement.

14.2 No Ownership or Rights in Intellectual Property. Except for the limited license expressly set forth in Section 14.1, nothing in this Agreement shall give Distributor or any of its Affiliates any right, title or interest in and to the Allograft, the SWAI Trademarks, the Allograft patents or any other Trademarks, the SWAI Intellectual Property, or other intellectual property that SWAI, or its Affiliates, as the case may be, own, license (from anyone other than Distributor) or maintain. Except for the limited license expressly set forth in Section 14.1 and except as set forth in Section 14.3, nothing in this Agreement shall give SWAI or any of its Affiliates any right, title or interest in and to the Product Trademarks, Distributor Product Trademarks or any other Trademarks or other intellectual property that Distributor, or its Affiliates, as the case may be, own, license (from anyone other than SWAI) or maintain.

14.3 TheraSkin Trademark License. In order to continue to afford to SWAI an opportunity to preserve the value of its business following termination of the Agreement by effecting a period of transition for the continued marketing of the Product under the TheraSkin name and accompanying reimbursement codes, Distributor shall, on the date of the Closing, execute and deliver a modification of the Original License Agreement in the form of the amended and restated license attached as Exhibit E (the “License”), which, upon effectiveness of this Agreement at Closing, shall amend and restate the Original License Agreement, continuing to grant to SWAI a non-exclusive license to use the Distributor Product Trademarks for a period of twenty-four months following termination of the Agreement excluding any termination by Distributor effected under Section 19.2(a) or Section 19.2(d). Following termination of the Agreement, SWAI may also elect to develop a new service mark to promote and distribute the Product that may be used along or in conjunction with the Distributor Product Trademark. Following termination of this Agreement, neither Distributor nor any Affiliate of Distributor shall challenge any such trademark or servicemark used by SWAI following termination of this Agreement that contains either, but not both of, the terms “Thera” or “Skin” (for the avoidance of doubt as long as such mark does not include the term “Skin”, if it includes the term “Thera”, and does not include the term “Thera”, if it includes the term “Skin”), or any other term included in any registered mark currently or in the future held by Distributor or any of its Affiliates or any successor under the Agreement (other than “Thera” or “Skin” as provided in this sentence) as part of the mark.

14.4 Intellectual Property Infringement.

(a) Each Party shall promptly notify the other Party of any actual infringement of the Product Trademarks, Product Copyrights, Product Patents, SWAI Trademarks, or Distributor Product Trademarks by a third party of which it becomes aware or reasonably believes to exist.

(b) In the event of any infringement of any SWAI Trademark, Product Labels and Inserts (specifically excluding infringement of Distributor Product Trademarks or Product Trademarks incorporated therein) or Product Patent by any Person, then as between SWAI, on the one hand, and Distributor and its Affiliates, on the other, SWAI, at its sole expense, shall have the sole right (but not the obligation) to commence, maintain or terminate, whether by settlement or otherwise, any action to enforce its rights in such SWAI Trademark, Product Labels and Inserts (specifically excluding Distributor Product Trademarks or Product Trademarks incorporated therein) or Product Patent and pursue injunctive, compensatory and other remedies and relief against such Person. SWAI shall have the right to retain all damages and other proceeds resulting from any such actions. If SWAI elects to commence any action referred to in this Section 14.4(b), Distributor, at SWAI’s expense, shall use all reasonable efforts to assist and cooperate with SWAI as requested by SWAI in such actions. SWAI shall not consent to the entry of any judgment or enter into any settlement with respect to any such action without the prior written consent of Distributor (not to be unreasonably withheld or delayed) if such judgment or settlement would enjoin or grant other equitable relief against Distributor or otherwise materially and adversely affect Distributor.

(c) In the event of any infringement of any Distributor Product Trademark, Product Trademark or Product Copyright (other than copyrights related to material included in Product Labels and Inserts other than Distributor Product Trademarks and Product Trademarks) by any Person, Distributor, at its sole expense, shall have the sole right and the obligation to use commercially reasonable efforts to commence, maintain or terminate, whether by settlement or otherwise, any action to enforce its rights in such Distributor Product Trademark, Product Trademark and Product Copyright (other than copyrights related to material included in Product Labels and Inserts other than Distributor Product Trademarks and Product Trademarks) and pursue injunctive, compensatory and other remedies and relief against such Person. Distributor shall have the right to retain all damages and other proceeds resulting from any such actions. SWAI, at Distributor’s expense, shall use all commercially reasonable efforts to assist and cooperate with Distributor as requested by Distributor in such actions.

(d) Subject to the terms and conditions of this Agreement, including Article 16 and Sections 19.2(a)(iv) and 19.3, if, as a result of any such action, a judgment is entered by a United States court of competent jurisdiction, or a settlement is entered into by SWAI or Distributor pursuant to the terms of Section 14.4, enjoining the marketing or Promotion of the Product in the Territory or the use of any Product Trademark or Product Copyright in connection with the marketing or Promotion of the Product in the Territory, then Distributor and its Affiliates shall cease marketing and Promoting the Product in the Territory or using such Product Trademark or Product Copyright in connection with the marketing and Promotion of the Product in the Territory, as applicable, so long as such injunction remains in effect.

14.5 Independent Development. Each Party and its Affiliates may engage in research and development and may otherwise develop and acquire intellectual property rights independent of the other Party and each Party acknowledges that nothing in this Agreement shall be construed as granting to it, by implication or otherwise, any rights or license with respect to any such intellectual property rights, except to the extent expressly included herein or in a separate written agreement between the Parties. Any cooperation between the Parties to develop products and solutions for the Wound Care Market shall be pursuant to a separate written agreement between the Parties.

Article 15
REPRESENTATIONS AND WARRANTEES

15.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as follows: (i) it is a duly organized and validly existing limited liability company organized under the laws of Virginia; (ii) it has full limited liability company power and authority and has taken all limited liability company action necessary to enter into and perform this Agreement, the License and the Services Agreement; (iii) the execution and delivery of this Agreement, the License and the Services Agreement and the performance of its obligations hereunder and under the License and Services Agreement do not and will not violate, conflict with, or constitute a default under its charter or similar organization document, its operating agreement, any Applicable Laws, or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and (iv) each of this Agreement, the License and the Services Agreement is its legal, valid and binding obligation, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

15.2 Representations and Warranties of SWAI. SWAI represents and warrants to Distributor as follows:

(a) Non-Infringement of Third Party Rights. As of the Agreement Date, SWAI has not received any written claim alleging that the manufacture, use or sale of the Product in the Territory infringes or misappropriates the patent rights or other intellectual property rights of any third party, and, to the Knowledge of SWAI, the manufacture, use or sale of the Product in the Territory does not infringe or misappropriate the patent rights or other intellectual property rights of any third party.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SWAI MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT, OR VALIDITY, CONCERNING THE PRODUCT, THE PRODUCT PATENTS, THE PRODUCT COPYRIGHTS, OR THE PRODUCT TRADEMARKS.

(c) Product Quality. The Product, when shipped, will be free from defects and shall conform in all material respects with the product specifications.

15.3 Representations and Warranties of Distributor. Distributor represents and warrants to SWAI as follows:

(a) Title to Trademarks. As of the Agreement Date, Distributor has good and valid title to the TheraSkin® Trademark, except for liens Distributor has granted on its assets securing indebtedness owed by Distributor to certain secured lenders, and subject to Original License Agreement.

(b) Non-Infringement of Third Party Rights. As of the Agreement Date, Distributor has not received any written claim alleging that the use of the Product Trademarks, the Distributor Product Trademarks, or the Product Copyrights in the Territory infringes or misappropriates the intellectual property rights of any third party, and, to the Knowledge of Distributor, use of the Product Trademarks, the Distributor Product Trademarks, or the Product Copyrights in the Territory does not infringe or misappropriate the intellectual property rights of any third party.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, DISTRIBUTOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY, CONCERNING THE PRODUCT, THE PRODUCT PATENTS, THE PRODUCT TRADEMARKS, THE DISTRIBUTOR PRODUCT TRADEMARKS, OR THE PRODUCT COPYRIGHTS.

Article 16
INDEMNIFICATION

16.1 Indemnification of SWAI. Distributor shall defend, indemnify and hold harmless SWAI, its Affiliates and its and their respective officers, directors, employees and agents (the “SWAI Indemnified Parties”) from and against any and all Losses incurred by them to the extent resulting from or arising out of or in connection with (a) any breach of any obligation in this Agreement, the License, or the Services Agreement by Distributor and its Affiliates, (b) the inaccuracy or breach of any representation or warranty made by Distributor and its Affiliates in this Agreement, the License or the Services Agreement and (c) any claim by a third party alleging that the use of the Distributor Product Trademarks or Product Trademarks infringes the intellectual property rights of such third party. Notwithstanding anything in this Section 16.1 to the contrary, Distributor shall not be obligated to indemnify any SWAI Indemnified Parties from and against any Losses to the extent the Losses arise as a result of negligence or willful misconduct on the part of any SWAI Indemnified Parties, as a result of the breach of this Agreement by any of the SWAI Indemnified Parties or based on an allegation that the SWAI Trademarks, Product Labels and Inserts (specifically excluding claims related to Distributor Product Trademarks or Product Trademarks incorporated therein) or Product Patents are infringing the rights of a third party.

16.2 Indemnification of Distributor. SWAI shall defend, indemnify and hold harmless Distributor, its Affiliates and its and their respective officers, directors, employees and agents (the “Distributor Indemnified Parties”) from and against any and all Losses incurred by them to the extent resulting from or arising out of or in connection with (a) any breach of any obligation in this Agreement or the Services Agreement by SWAI, (b) the inaccuracy or breach of any representation or warranty made by SWAI in this Agreement, and (c) product liability or intellectual property infringement claims resulting from the manufacture, promotion or sale of the Product. Notwithstanding anything in this Section 16.2 to the contrary, SWAI shall not be obligated to indemnify the Distributor Indemnified Parties from and against any Losses to the extent the Losses arise as a result of negligence or willful misconduct on the part of any Distributor Indemnified Parties, as a result of the breach of this Agreement by any of the Distributor Indemnified Parties or based on an allegation that the Distributor Product Trademarks, Product Trademarks or Product Copyrights (other than copyrights related to material included in Product Labels and Inserts other than Distributor Product Trademarks and Product Trademarks) are infringing the rights of a third party.

16.3 Notice of Claim. An Indemnified Party shall give the Indemnifying Party prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 16.1 or 16.2 (an “Indemnification Claim Notice”). In no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by such Party to this Agreement.

16.4 Indemnification Procedures. The obligations of an Indemnifying Party under this Article 19 with respect to a Third Party Claim shall be governed by and contingent upon the following:

(a) Assumption of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.

(b) Control of the Defense. Upon the assumption of the defense of a Third Party Claim by the Indemnifying Party: (i) the Indemnifying Party may appoint as lead counsel in, and control, the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party, and (ii) except as expressly provided in Section 16.4(c), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers’ fees and costs of suit) and any Loss incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party or Indemnitee.

(c) Right to Participate in the Defense. Without limiting Section 16.4(a) or 16.4(b) any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnitee’s own expense unless, (a) the Indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 16.4(a) (in which case the Indemnified Party shall control the defense), or (b) the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Laws, ethical rules or equitable principles.

(d) Settlement. With respect to all Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 16.4(a), (i) the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed and (ii) no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all its related reasonable out-of-pocket expenses.

Article 17
INSURANCE

Each Party shall undertake to carry commercial general liability and product liability insurance for the Product during the Term and shall provide the other Party with evidence thereof on an annual basis. Each Party shall maintain such insurance at levels customarily obtained by businesses selling products similar to the Product.

Article 18
CHANGE OF CONTROL

Distributor’s rights and obligations under this Agreement shall be transferable to a successor Person(s) in the event Distributor undergoes a Change of Control if, and only if, the successor Person(s) assumes, in writing, Distributor’s obligations under this Agreement. Notwithstanding the foregoing, Distributor’s rights and obligations under this Agreement shall NOT be transferable to those Persons listed on attached Exhibit D or to any Person who fails to meet the Minimum Credit Standards without the prior written consent of SWAI granted in its sole discretion. Any successor or assign will be required to fulfill Distributor’s obligations under this Agreement until the expiration or earlier termination hereof.

Article 19
TERM AND TERMINATION

19.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Article 19, shall continue for an initial period of ten (10) years, subject to a unilateral right of Distributor to extend the initial period up to three (3) additional years, by written notice given to SWAI no less than eighteen Calendar Months prior to the tenth anniversary of the Effective Date, if Distributor (i) has achieved average annual Net Sales of [***] or more with respect to each of the two (2) most recently ended full Calendar Years preceding the date of notice, (ii) the Distributor has achieved Net Sales in the Calendar Year immediately preceding the date of notice no less than Net Sales achieved in the prior Calendar Year, and (iii) is otherwise not in default of its obligations hereunder as of the date of such notice (the “Initial Term”). Unless sooner terminated as herein provided, upon expiration of the Initial Term, this Agreement will automatically renew for additional two (2) year periods unless either Party gives written notice of termination at least eighteen (18) Calendar Months prior to the expiration of the then-current term, which shall cause this Agreement to terminate at the end of the then-current term (each period, a “Renewal Term” and together with the Initial Term, the “Term”).

19.2 Termination.

(a) In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated by either Party:

(i) in the event of a breach of this Agreement by the other Party, which breach remains uncured for (A) ten (10) days after written notice of such breach is given to the breaching Party in the case of a covenant to pay money or (B) thirty (30) days after written notice of such breach is given to the breaching Party in all other cases (the “Cure Period”); provided, however, that if the breach is (A) a non-monetary breach, (B) the breaching Party has promptly commenced to cure such breach and diligently continues reasonable efforts to effect such cure and (C) a substantially similar breach by the breaching Party has not occurred in the six month period prior to the giving of notice of breach, the Cure Period shall be extended for an additional sixty (60) days.

(ii) immediately upon written notice if the other Party shall file in any court or Agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary insolvency petition filed against it in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors;

(iii) By either Party on giving thirty (30) days’ written notice to the other, which shall be effective on the expiration date of such thirty (30) day period in the event that the other Party (the “Violating Party”) is convicted of a felony for violating, or a final, non-appealable order is issued by a court of competent jurisdiction finding that the Violating Party violated, any Applicable Laws, which are of such a nature that the Violating Party’s violation of such Applicable Laws would reasonably be expected to be injurious in any material respect to the business reputation of the other Party as a consequence of the Parties’ performance of their obligations pursuant to this Agreement. Such notice of termination must be given within thirty (30) days of the terminating Party becoming aware of the circumstances described in this Section 19.2(a)(iii); or

(iv) in the event any court of competent jurisdiction issues a final order or judgment, from which no appeal can be taken or from which no appeal is taken within the time period permitted for appeal, that the manufacture, use or sale of the Product in the Territory infringes the patent rights or misappropriates the trade secrets of a third party. Such notice of termination must be given within thirty (30) days of the terminating Party becoming aware of the circumstances described in this Section 19.2(a)(iv).

(b) In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated by either party upon thirty (30) days’ prior written notice to the other Party in the event any Agency requires the withdrawal of the Product from the market at any time after the Effective Date for a period in excess of one-hundred twenty (120) days. Such notice of termination must be given within thirty (30) days of the conclusion of such one hundred twenty (120) day period.

(c) In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated by SWAI for convenience, upon nine (9) months’ prior written notice, following the sixth (6th) anniversary of the Effective Date, if Net Sales of Product by Distributor in any Calendar Year of the Term have been less than [***] Dollars [***] which number represents approximately seventy-five (75) percent of the Net Sales of Product by SWAI in Calendar Year 2016.

(d) In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated for convenience by Distributor under Section 9.1(d) if Distributor has provided a proper ROFR Notice to SWAI, SWAI has failed to exercise the SWAI Right of First Refusal Offer and Distributor has entered into an Alternate Supply Arrangement in accordance with Section 9.1(d).

(e) In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated by SWAI immediately upon notice to Distributor (i) if Distributor shall fail to pay the Agreement Modification Fee, if applicable, and such failure remains uncured for five (5) days after written notice of such failure is given to Distributor, or (ii) if, prior to the Effective Date, (x) Distributor has breached the Original Agreement or the Original License Agreement, (y) such breach has continued beyond applicable cure periods, if any, and (z) SWAI has terminated the Original Agreement based upon such breach and in accordance with the terms thereof.

19.3 Effect of Termination or Expiration. Subject to Section 19.4, upon the effective date of termination or expiration of this Agreement, Distributor shall immediately cease all Detailing and Promotion of the Product supplied by SWAI and discontinue the use of any Promotional Materials and Product samples supplied by SWAI.

19.4 Distributor’s Right to Sell Off. In the event this Agreement terminates other than for Distributor’s breach of this Agreement in accordance with Section 19.2(a)(i) or 19.2(e), then Distributor may, for a period of one hundred eighty (180) days from the effective date of termination (the “Sell-Off Period”), market, distribute, offer to sell and sell off any Firm Commitment Units and/or Shortfall Units that Distributor has purchased or would be required to purchase under Section 9.2, and Distributor and SWAI shall be bound by and comply with the provisions of this Agreement related to such Sell-Off until the end of the Sell-Off Period.

19.5 Return of All Materials.

(a) Upon the termination or expiration of this Agreement or, if applicable, the Sell-Off Period, Distributor shall, and shall cause its Representatives to, promptly return to SWAI all Product samples supplied by SWAI and in the possession or control of Distributor or the Representatives, all Detailing and Promotional Materials, and all training materials that SWAI provided to Distributor pursuant to this Agreement that are in the possession of, or under the control of, Distributor or the Representatives.

(b) Upon the termination or expiration of this Agreement, SWAI shall promptly return to Distributor all training materials that Distributor provided to SWAI pursuant to this Agreement that are in the possession of, or under the control of, SWAI.

19.6 Survival.

(a) The expiration or termination of this Agreement for any reason shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Articles 13, 14, 15, 16, 19 and 20 shall survive the expiration or termination of this Agreement for any reason.

(b) Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit the remedies that may otherwise be available in law or equity.

Article 20
MISCELLANEOUS

20.1 Governing Law. The interpretation and construction of this Agreement shall be governed by the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

20.2 Jurisdiction. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of state and federal courts located in the Commonwealth of Virginia for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

20.3 Dispute Resolution. In the event of a dispute arising out of or relating to this Agreement either Party may provide written notice of the dispute to the other, in which event the dispute shall be referred to the executive officers designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. Said designated officers are initially as follows:

For SWAI: Gordon Berkstresser or his designate

For Distributor or its Affiliates: Allan Staley or his designate

In the event the designated executive officers do not resolve such dispute within the allotted sixty (60) days, either Party may, after the expiration of the sixty (60) day period, seek to resolve the dispute in a court of competent jurisdiction in accordance with this Article 20.

20.4 Force Majeure. No liability shall result from, and no right to terminate shall arise, in whole or in part, based upon any delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor dispute, failure of supply due to circumstances beyond a Party’s reasonable control, war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid or inapplicable. The Force Majeure Party shall within ten (10) days of the occurrence of the Force Majeure event, give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party shall use reasonable effort to remedy its inability to perform; provided, however, if the suspension of performance continues for sixty (60) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the other Party to exercise its rights under this Agreement. If the Parties are not able to agree on such amendments within sixty (60) days and if the suspension of performance continues, such other Party shall have the right, notwithstanding the first sentence of this Section 20.4, to terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party shall have any liability to the other except for those rights and liabilities that accrued prior to the date of termination.

20.5 Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.

20.6 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by nationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 20.7 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 20.6. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with a nationally recognized overnight delivery service. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

20.7 Address for Notice.

For:	Soluble Systems, LLC 11830 Canon Boulevard, Suite A

Newport News, Virginia 23606
Facsimile: 757-877-8870

Email: astaley@solublesystems.com
Attention: Allan Staley

With a copy to:

Troutman Sanders LLP

222 Central Park Avenue, Suite 2000

Virginia Beach, Virginia 23462
Facsimile: 757-687-7530
Email: john.ramirez@troutmansanders.com

Attention: John M. Ramirez, Esq.

For:	Skin and Wound Allograft Institute, LLC
1864 Concert Drive
Virginia Beach, VA 23453
Facsimile: 757-464-5721
Email: gordon_berkstresser@lifenethealth.org
Attention: Gordon Berkstresser

With a copy to:

Amanda L. Kutz, Esquire
LifeNet Health
1864 Concert Drive
Virginia Beach, Virginia 23453

Facsimile: 757-609-4324

Email: amanda_kutz@lifenethealth.org

20.8 Non-Solicitation of Employees. Neither Party shall during the Term and for the twelve (12) month period thereafter, directly or indirectly, (i) take any action to induce any employee to quit the employ of the other Party or its Affiliates or (ii) induce any other person or entity to take any action to induce any employee of the other Party or its Affiliates to terminate his or her employment; provided, however, that the employment by a Party or its Affiliates of a current or former employee of the other Party or its Affiliates solicited by a bona fide public advertisement shall not be a breach of this Section 20.8.

20.9 Entire Agreement. This Agreement, the License, the Services Agreement, the Original Agreement and the Original License Agreement constitute the entire agreement between the Parties with respect to the subject matter of the Agreement and supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules or Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern. The Parties acknowledge that the Warrant, as amended, remains in full force and effect in accordance with its terms.

20.10 Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

20.11 Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that Distributor and SWAI shall always have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates (provided that Distributor or SWAI, as applicable, shall remain responsible for any failure to perform on the part of any such Affiliates), and (b) on written notice to the other Party, assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; provided however that in no event shall Distributor assign its rights hereunder, in whole or in part, to any entity described on Exhibit D, or any entity under common control with any such entity or to any Person that fails to meet the Minimum Credit Standards without the prior written consent of SWAI granted in its sole discretion. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein (provided that the assigning or delegating Party shall remain responsible for any failure of the assignee or delegatee to perform its obligations hereunder, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section shall be void. Notwithstanding any other provision of this Section 20.11, the terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any assignee or delegate that is not deemed pursuant to the provisions of this Section 20.11 to have become a party to this Agreement.

20.12 No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise expressly provided in this Agreement.

20.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

20.14 Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by applicable law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

20.15 Further Assurances. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

20.16 Publicity. It is understood that the Parties intend to issue separate press releases announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure.

20.17 Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party. All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

20.18 Non-Disparagement.

(a) During the Term of the Agreement and continuing for a period of five (5) years after termination or expiration thereof, Distributor and its officers, directors, employees and agents shall refrain from making any disparaging remarks or statements concerning SWAI, its Affiliates, its officers and directors or the Product.

(b) During the Term of the Agreement and continuing for a period of five (5) years after termination or expiration thereof, SWAI and its officers, directors, employees and agents shall refrain from making any disparaging remarks or statements concerning Distributor, its Affiliates, its officers and directors or the Product.

20.19 Release of Known Claims.

(a) In consideration of the executing and delivery of this Agreement, and as of the Agreement Date, Distributor hereby acknowledges that, to the actual knowledge of Distributor, SWAI is in full compliance with all of its obligations under this Agreement and the Original Agreement and hereby releases and forever discharges SWAI, its officers, directors, employees, Affiliates and agents from any claims known to Distributor (including without limitation, any claims for known prior breaches of this Agreement or the Original Agreement) as of the Agreement Date which it may have as a result of any prior action or failure to act by any of them.

(b) In consideration of the execution and delivery of this Agreement and the termination of the Original Agreement, and as of the Agreement Date, SWAI hereby acknowledges that, to its actual knowledge, Distributor is in full compliance with all of its obligations under this Agreement and the Original Agreement and hereby releases and forever discharges Distributor, its successors and assigns and their respective officers, directors, employees, Affiliates and agents from any claims known to SWAI (including without limitation, any claims for known prior breaches of this Agreement or the Original Agreement) as of the Agreement Date which it may have as a result of any prior action or failure to act by any of them.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first set forth above.

SKIN AND WOUND ALLOGRAFT INSTITUTE, LLC

By:
Name:
Title:

SOLUBLE SYSTEMS, LLC

By:
Name:
Title:

Exhibit A

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of October 13, 2017, is made by and between Soluble Systems LLC, a Virginia limited liability company (the “Company”), and Skin and Wound Allograft Institute, LLC, a Virginia limited liability company (the “Servicer”). The Company and the Servicer are individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Company and the Servicer are party to that certain Amended and Restated Distribution and Supply Agreement dated of even date herewith (the “Distribution Agreement”); capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Distribution Agreement), that, conditioned upon the Closing of a Triggering Event Transaction, provides for the strategic relationship between the Parties pursuant to which the Company will market and distribute the Product from and after the Effective Date.

WHEREAS, in connection with and as a condition precedent to the effectiveness of the Distribution Agreement, the Parties have agreed to enter into this Agreement to set forth the terms and conditions upon which the Servicer will provide or cause to be provided to the Company certain identified services from and after the Effective Date and during the term of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and the consideration paid under the Distribution Agreement, the Parties hereby agree as follows:

1. Services.

(a) From the period commencing on the Effective Date and continuing through the 90th day following the Effective Date (the “Initial Period”), the Servicer shall perform or cause to be performed for the Company, without any additional cost to the Company whatsoever, the distribution services listed below that the Servicer previously provided to the Company in connection with the Original Agreement (the “Initial Services”). The Initial Services are as follows:

(i) taking orders for Product on behalf of the Company;

(ii) invoicing Customers and collecting payment from Customers for Product sales (without any responsibility for non-payment by the Customer or any obligation to bring suit or otherwise expend funds to collect unpaid amounts); and

(iii) preparing all Customer contracts in connection with Product orders.

(b) Following the Initial Period and through the termination or expiration of this Agreement (the “Subsequent Period”), the Servicer shall perform, or cause to be performed for the Company, the distribution services set forth below (the “Subsequent Services” and together with the Initial Services, the “Services”):

(i) taking orders for Product from the Company; and

(ii) invoicing Customers for Product sales.

As consideration for the Subsequent Services, the Company shall pay to the Servicer a service fee equal to ten percent (10%) of total aggregate Net Sales of the Product to Customers in the Territory during the Subsequent Period (the “Services Fee”). The Company shall not be required to make any additional payments to the Servicer in addition to the Services Fee for the provision of the Subsequent Services. The Services Fee shall be subject to adjustment as herein provided.

(c) In connection with the provision of Services during the Initial Period, the Servicer shall provide the Company with detailed electronic daily reports on Product sales, Customer invoicing, Customer credits, Customer returns and cash receipts in a manner consistent with reporting provided to the Company in connection with the Original Agreement. In connection with the provision of Services during the Subsequent Period, the Servicer shall provide the Company with detailed electronic daily reports on Product sales and Customer invoicing in a manner consistent with reporting provided to the Company in connection with the Original Agreement. In addition, the Servicer shall cooperate with the Company to ensure that the Company is able to correctly maintain its Customer accounting records for the Product, including without limitation, helping the Company ensure that (a) any payments received by the Company are applied against the correct invoices sent out by the Servicer and (b) that any credits or returns are correctly applied to the applicable Customer.

(d) Nothing set forth in this Agreement shall in any way limit, obviate or otherwise eliminate any of the obligations of the Servicer or the Company under the Distribution Agreement.

(e) During the Initial Period, the Servicer shall collect Customer receipts as provided above, apply such receipts to the payment of Servicer invoices for Product delivered to Customers by Servicer during the Initial Period and remit the net amount after such application to the Company on a monthly basis on or before the tenth day of the month following the month in which the receipts were collected. To the extent that the Servicer receives any payment for the Product directly from the Customer following the Initial Period, the Servicer shall promptly remit such payment in its entirety to the Company.

(f) From the Effective Date until the earlier of the termination of the Agreement or the date which is thirty (30) days following the effective date of the giving to Servicer by the Company of an Assumption of Shipping Responsibility Notice, the Servicer shall ship all Product ordered for Customers by the Company using a Qualified National Shipper under standard overnight shipping terms which includes delivery by Noon on the subsequent Business Day (“Standard Terms”) at its expense. The Company shall reimburse to the Servicer the cost of shipping at a fee equal to ten (10) percent of the Net Sales of Product to Customers in the Territory during any month of the Term (including the Initial Period) in which the shipping services are provided (the “Shipping Fee”) prorated for any partial month based on average daily Net Sales during the month in which termination of shipping services occurs. The Shipping Fee is subject to adjustment as herein provided. To the extent that any order requiring delivery in advance of the delivery time for Standard Terms shall be at the expense of the Company as an additional fee to the extent of any incremental cost associated with such expedited shipping. To the extent that the selling price of the Product shall be reduced by the Company at any time following the Agreement Date, the Service Fee and the Shipping Fee shall be increased to a percentage that would yield the same fee for the rendering of the applicable service had the selling price of the Product not been reduced. In addition, upon the giving of thirty (30) days advance written notice to the Company and the provision to the Company of reasonable documentation substantiating the increase, the Servicer may increase that portion of the Shipping Fee that constitutes reimbursement of direct out of pocket cost due to the Qualified National Shipper by the same percentage increase by which the Qualified National Shipper then utilized by Servicer has increased its rates for transportation services to Servicer.

2. Standard of Performance; Resources.

(a) The Servicer shall provide the Services in good faith, using the same degree of skill and care and in substantially the same manner as is customary in the industry and the same degree of skill and care and in substantially the same manner as the Servicer uses in performing the Services for itself and as was provided to Soluble in connection with the Old Distribution Agreement. The Servicer shall be entitled, at its discretion and at its expense, to subcontract any part of the Services to be performed hereunder; provided, that any subcontractor shall be approved in advance by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The parties agree that FedEx Corporation is acceptable as a Qualified National Shipper.

(b) Subject to its right to subcontract Services, the Servicer shall devote such personnel as are reasonably necessary to perform the Services as provided herein in accordance with the terms of this Agreement. The Servicer shall retain the right to hire and fire any of its personnel and to establish all duties and work assignments, business procedures and protocols governing their conduct.

(c) The Parties agree to cooperate in good faith in connection with performance of the Services. Such cooperation includes (i) responding promptly to requests for consents or other communications, (ii) not acting or failing to act in any way that could materially adversely affect the provision of the Services, and (iii) providing reasonable access to documentation, information and other materials that are necessary to provide the Services.

(d) Upon reasonable prior written notice from the Company, the Servicer will provide the Company and its auditors reasonable access, during normal business hours, to the Servicer’s books and records related to, and the personnel of the Servicer involved in, the provision of the Services hereunder in order to allow the Company and such auditors to assess the adequacy of the system of internal controls over transactions processed by the Servicer in accordance with applicable laws, regulations and accounting pronouncements.

3. Payment.

(a) Within thirty (30) days following the end of each full or partial calendar month during the Term, the Company shall provide the Servicer with its calculation of Net Sales of the Product to Customers in the Territory for such completed calendar month, together with payment for the Service Fee (which only shall be payable for the Subsequent Period) and Shipping Fee (as applicable) for such month. Any amount not paid when due shall incur a late charge of two (2) percent of the amount due and shall bear interest from the date due to the date of payment at a per annum rate equal to ten (10) percent. The Servicer shall further be entitled to recover its costs of collecting any past due amounts, including reasonable attorney’s fees and expenses.

(b) If there is a dispute between the Parties regarding the calculation of the Service Fee or the Shipping Fee (as applicable), the Company shall, upon the written request of the Servicer, furnish to the Servicer such reasonable documentation to substantiate the calculation of such Service Fee and Shipping Fee (as applicable). Following the delivery of such information, the Parties shall cooperate and use commercially reasonable efforts to resolve any such dispute among themselves as promptly as practicable.

4. Term. This Agreement shall commence as of the Effective Date and will continue in effect until the expiration or termination of the Distribution Agreement, unless earlier terminated in accordance with Section 5 (the “Term”).

5. Termination.

(a) Following the Initial Period, either Party may terminate this Agreement for any reason or no reason, in its entirety by providing the other Party with at least one hundred twenty (120) days’ prior written notice, which notice must specify the date on which the Services are to be terminated (the “Termination Date”); provided, that the Company will be liable for any Service Fees or Shipping Fee that may be due through the Termination Date. As provided above, the Company can terminate the shipping services hereunder without terminating this Agreement by giving the Servicer an Assumption of Shipping Responsibility Notice at any time and such notice will be effective thirty (30) days following the effective date of such notice unless the Company and Servicer shall otherwise mutually agree.

(b) Notwithstanding the foregoing, this Agreement may be terminated at any time during the Term:

(i) by the Company, upon written notice to the Servicer, if the Servicer commits a breach of this Agreement and fails to cure such breach within ten (10) business days of receiving written notice of such breach from the Company;

(ii) by the Servicer, upon written notice to the Company, if the Company commits a breach of this Agreement and fails to cure such breach within ten (10) business days of receiving written notice of such breach from the Servicer;

(iii) by either the Company or the Servicer in the event of the institution by the other Party of voluntary proceedings in bankruptcy or under insolvency laws; or

(iv) by either the Company or the Servicer in the event of the involuntary initiation of bankruptcy or insolvency proceedings against the other Party or for the dissolution or reorganization or for a receivership of such other Party, which is not dismissed within thirty (30) days after the filing thereof.

(c) No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to termination or expiration hereof. This Section 5(c), Section 3 (Payment), Section 7 (Confidentiality), Section 8 (Expenses), Section 9 (Limitation on Liability), Section 11 (Third Party Beneficiaries), Section 12 (Notices), Section 13 (Governing Law; Jurisdiction; Dispute Resolution), Section 14 (Complete Agreement), Section 15 (Construction), Section 16 (Headings; References) and Section 18 (Severability) shall survive any termination of this Agreement.

6. Relationship of the Parties. The Parties intend that their relationship hereunder will be that of independent contractors. Nothing contained in this Agreement is to be construed as creating any partnership, joint venture, relationship of principal and agent or employer and employee, or other arrangement between the Parties. Neither Party will have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other Party. The Servicer shall be responsible in accordance with applicable law for workers’ compensation and other types of insurance covering its employees and employees of its Affiliates performing the Services and shall have sole responsibility for compliance with all other applicable laws relating to such employees. No employee of the Servicer or any of its Affiliates who renders any Service shall be deemed or considered to be an employee of the Company or any of its Affiliates as a result thereof.

7. Confidentiality. All information provided by the Parties hereunder to each other shall be subject to Article 13 of the Distribution Agreement, which is incorporated herein by reference.

8. Expenses. Subject to the indemnification obligations under the Distribution Agreement and the provisions of Section 3(a) hereof, all costs and expenses (including all legal, accounting, broker, finders or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such expenses.

9. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the Parties without the prior written consent of the other Party. Notwithstanding the foregoing, in the event of any permitted assignment of the Distribution Agreement, this Services Agreement shall automatically be deemed assigned to, and assumed by, the permitted assignee of the Distribution Agreement and Servicer shall be permitted to subcontract Services in accordance with the terms of this Agreement.

10. Third Party Beneficiaries. Except with respect to any indemnitees in accordance with the indemnity provisions of the Distribution Agreement, this Agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the Parties and their permitted successors and assigns. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

11. Notices. Any notice, request, instruction, consent or other document to be given hereunder by any Party to another Party must be in writing and delivered in accordance with Section 20.7 of the Distribution Agreement. Any such notice shall be effective on the date provided for the effectiveness of notices under the Distribution Agreement.

12. Governing Law: Jurisdiction; Dispute Resolution. Sections 20.1, 20.2 and 20.3 of the Distribution Agreement are hereby incorporated herein by reference.

13. Complete Agreement. This Agreement, together with the Distribution Agreement and the other agreements provided for therein, contain the complete and exclusive statement of the terms of the agreements between the Parties with respect to the transactions contemplated hereby and thereby and supersedes in its entirety that certain Services Agreement dated May 10, 2017 by and between the Parties.

14. Construction. Each provision of this Agreement has been subject to mutual consultation, negotiation and agreement of the Parties and therefore is to be construed as if the Parties drafted it jointly. The word “including” shall mean including without limitation. All references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

15. Headings; References. The headings contained in this Agreement are for convenience of reference only and do not affect the interpretation or construction hereof. When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated.

16. Amendment; Waiver. This Agreement may be amended or modified only in a writing referencing this Agreement and duly executed by the Parties. The provisions of this Agreement may be waived only in a writing referencing this Agreement signed by the Party from whom the waiver is sought, and a Party may enforce any provision of this Agreement even if it has previously granted a waiver or failed to enforce that or any other provision of this Agreement.

17. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, such provision is to be interpreted to be only so broad as is enforceable.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signature to this Agreement delivered by facsimile or electronic PDF will be sufficient for all purposes between the Parties.

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IN WITNESS WHEREOF, the Company and the Servicer have caused this Agreement to be executed by their duly authorized officers or representatives as of the date set forth in the preamble hereto.

SERVICER:

SKIN AND WOUND ALLOGRAFT INSTITUTE, LLC

By:	/s/ Gordon Berkstresser
Name:	Gordon Berkstresser
Title:	Chief Financial Officer

COMPANY:

SOLUBLE SYSTEMS, LLC

By:	/s/ Allan Staley
Name:	Allan Staley
Title:	Manager